Filed Pursuant to Rule 433

Registration Statement No. 333-217916

Final Term Sheet for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 1.875% Notes due 2025 (the “Notes”)

February 5, 2020

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	February 12, 2025

Settlement Date	On or about February 12, 2020, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	1.875% per annum

Day Count	30/360

Interest Payment Dates	February 12 and August 12 of each year, commencing on August 12, 2020 and with interest accruing from February 12, 2020. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.701%

Gross Proceeds	US$498,505,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$497,005,000

Denominations	US$200k/1k

CUSIP	302154 DB2

ISIN	US302154DB24

Format	The Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Notes.

Governing Law	New York

Joint Bookrunners	BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. International plc

Fiscal Agent	The Bank of New York Mellon

This Final Term Sheet should be read in conjunction with the prospectus dated July 10, 2019, as supplemented by the preliminary prospectus supplement dated February 5, 2020 (the “Preliminary Prospectus”), relating to the Notes. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-637-7455.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/873463/000119312520024767/d856868d424b5.htm

Singapore SFA Product Classification: In connection with Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.